Exhibit 10.05

INNOVEST SYSTEMS, LLC
ON-LINE SERVICES AGREEMENT

Client Account No

This On-line Services Agreement (the “Agreement”) is entered into as of June 1, 2005 (the “Effective Date”) by and between INNOVEST SYSTEMS, LLC, a New York limited liability company with its principal place of business at 74 Trinity Place, Eighteenth Floor, New York, NY 10006 (“Provider”), and PINNACLE TRUST CO., LTA, with its principal place of business at 4265 San Felipe, Suite 900, Houston, TX 77027 (“Client”).

Now, Therefore, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Applications” means the software applications set forth on Exhibit A or otherwise made available by Provider for use by Client under the terms of this Agreement.

1.2 “Confidential Information” means any information, whether disclosed orally, in writing, electronically, visually or otherwise disclosed by one party (the “Disclosing Party”) to the other (the “Recipient”) in connection with this Agreement, including without limitation, the Applications, Documentation, User Information, User IDs, business plans, customers, technology, products and all other information relating to the provision of the Services or the Disclosing Party’s financial condition, operations, or business.

1.3  “Client Page” means the page of the Provider Web Site through which Client shall access the Applications.

1.4 “Documentation” means the published user manuals (whether in print or electronic form) that relate to the use of the Service or the Applications and that have been provided whether directly or through the Provider Web Site by Provider to Client hereunder.

1.5 “Intellectual Property Rights” collectively means any and all worldwide rights, title and interest (including, all patent, patent registration, business processes, copyright, data right, trademark, trade name, service mark, service name, trade secret, know-how or other similar right arising or enforceable under U.S. law, foreign law, or international treaty regime) in any system, medium or content, including, without limitation, designs, masks, circuit boards, micro chips, microprocessors, architectures, prototypes, databases, text, graphics, photographs, print, pictures, software, CD-ROM, database tapes, source and object codes, microcode, or any other form of technology or embodiment thereof.

1.6 “Named User” means an employee of Client who has been issued a User I.D. in accordance with Section 3.3(a).

1.7  “Service” shall mean the provision of the Web-based hosting of the Applications and User Information in accordance with the terms of this Agreement.

1.8 “Provider Web Site” means the site on the World Wide Web (the “Web”) located at Universal Resource Locator https://secure5.innovestsystems.com/pinnacletrust through which Provider shall provide the Service to Client under the terms of this Agreement.

1.9 “User Information” means personally identifiable data entered by and collected from Named Users while accessing the Applications and hosted by Provider or its Web Host.

1.10 “Web Host” means the third party provider who is in the business of providing web site hosting of Internet data centers and facilities to Provider with respect to the Provider Web Site.

2. Services. Provider shall provide the Service to Client through its Named Users. Provider through its Web Host shall host and provide access to the Client Page in substantially the same manner and to the same standards (e.g., up time and response time) as Provider through its Web Host hosts and provides access to the Provider Web Site. Client may elect to use an alternate private network (other than the Internet) to access the Client Web Page on the Provider Web Site. Any network-specific costs arising out of Client’s election to use any network (other than the Internet) shall be borne by Client. In such event, the parties shall discuss in good faith the method and manner in which such network connectivity shall be accomplished in accordance with a mutually agreed upon project plan. Client specifically acknowledges that certain aspects of the Service are provided or controlled by third parties. At times, actions or inactions caused by third parties can produce situations in which connections to the Service may be impaired or disrupted. Although Provider will use commercially reasonable efforts to take any actions that it deems appropriate to remedy and avoid such events in accordance with Section 10; however, Provider cannot guarantee that they will not occur. Provider shall be solely responsible for the selection of, on-going relationship with, and compensation due to the Web Host for the provision of the Services to Client. Any obligations performed by the Web Host shall be treated as performed by Provider for purposes of this Agreement.

3. Deployment, Access, Use and Support of the Service.

3.1 Deployment of the Service. Provider shall use commercially reasonable efforts to undertake and perform the services reasonably necessary to deploy, set-up, or otherwise configure the Client Page of the Provider Web Site and the Applications to function and perform the Service for Client, as set forth in a mutually agreed upon project plan. Client agrees to cooperate with Provider in the performance of the Services and to provide Provider with all necessary files and other information and assistance required for Provider to render the Services.

3.2 Access to the Service.

(a) License to Access the Service. Provider hereby grants to Client a nonexclusive, non-sublicensable, non-transferable (except in accordance with Section 14.2), license to execute the Applications solely from the Client Page of the Provider Web Site solely for Client’s internal business purposes during the Term. Client, through its Named Users, may access the Service and execute the Applications only as permitted by this Agreement. Client acknowledges and agrees that any breach of this Agreement by a Named User or any other employee, agent or contractor of Client shall be deemed a breach of this Agreement by Client. Client shall make no attempt to, and shall not permit any Named User to make any attempt to: (a) download, reproduce, copy, alter, adapt, modify, improve, translate, create derivative works from, reverse engineer, disassemble, decompile or otherwise attempt to reveal the trade secrets or know how underlying the Applications and/or the Service; (b) interfere in any manner with the hosting of the Applications and/or the Service associated therewith; or (c) sublicense, resell, sublease or transfer any of Client’s rights under this Agreement or otherwise use the Service or Applications for the benefit of a third party or to develop a product that is similar to the Applications or to operate a service bureau.

(b) Necessary Equipment; Cooperation. Client shall be solely responsible, at its own expense, for acquiring, installing and maintaining all connectivity equipment, hardware, software and other equipment as may be necessary for it and its Named Users to connect to, access, and use the Client Page of the Provider Web Site and the Service, including, without limitation, the Minimum Configuration set forth in Exhibit A.

(c) ISP Connectivity. Client shall provide its own connection to the Internet through one or more Internet Service Providers’ of its choice, and Client shall be solely responsible for all telephone and other charges incurred by Client to obtain Internet connectivity to the Service.

(d) Compliance. Client agrees to comply with all laws, rules, regulations, orders, decrees, judgments and other governmental acts of the United States and any other state or country with jurisdiction over Client, or Client's activities (or those of its affiliates or Named Users) in the use of the Service and the performance of its obligations under this Agreement.

3.3 Use of the Service.

(a) Security. Each Named User will be assigned a unique Named User identification name and password for access to and use of the Service (“Named User ID”). A User ID allows the Named User to access the Applications and to enter, change or delete User Information. Client shall be responsible for ensuring the security and confidentiality of all Named User IDs. Client acknowledges that it will be fully responsible for all liabilities incurred through use of any Named User ID (whether lawful or unlawful) and that any transactions completed under a Named User ID will be deemed to have been lawfully completed by Client. Client shall initially access the Applications solely through the Named Users set forth on Exhibit B. Client shall update Exhibit B in writing from time to time such that Exhibit B is current and accurate and reflects the users actually accessing the Applications through the Service. In no event will Provider be liable in any way for the foregoing obligations or the failure by Client to fulfill such obligations. Both parties acknowledge that all publicly available networks are inherently insecure. Provider will use commercially reasonable efforts to implement and deploy reasonable security features, procedures and technologies that will, in Provider’s reasonable judgement, provide sufficient protection to data hosted in connection with the Service from unauthorized access.

(b) User Information. Client and its Named Users will be solely responsible for providing all User Information. Client grants to Provider all necessary licenses in and to any Intellectual Property Rights embodied in such User Information necessary for Provider to provide the Service for Client. Provider will use User Information only to the extent necessary to perform the Service under this Agreement, provide maintenance, administration, monitoring and capacity planning of the system, or to fulfill authorized requests from the Client. Client shall not, and shall not permit any Named User to, provide User Information that: (a) infringes or violates any intellectual property rights, publicity/privacy rights, law or regulation, or is defamatory; (b) contains any viruses or programming routines intended to damage, surreptitiously intercept or expropriate any system, data or personal information; or (c) is materially false or misleading. Provider may take remedial action if User Information violates this Section 3.3(b); provided, however, Provider is under no obligation to review User Information for accuracy or potential liability.

(c) Data Backup. Provider shall adhere to standard information services industry practices by maintaining back-up copies of Client’s User Information to allow for recovery in the event of loss, corruption or other similar event or circumstances that may occur in the process of performing the Services under this Agreement.

(d) Data Retention. Subject to Section 9.3, Client agrees that Provider’s obligation to maintain any User Information obtained in the course of performance of the Service shall not extend beyond the later of any termination or non-renewal of this Agreement.

3.4 Maintenance and Support of the Service. Provider will make available to Client as part of the Service, and at no additional charge, any upgrade or update to the Applications when Provider makes them generally available in the marketplace. In addition and at no additional charge, Provider will provide telephone and email technical support (at the levels set forth in Exhibit A) related to access to and use of the Applications during Provider’s normal business hours. For purposes of this Agreement, “Normal Business Hours” means the times set forth in Exhibit A.

4. Training. Provider agrees to undertake and perform the training services set forth in Exhibit A (“Training Services”).

5. Fees and Payment. In consideration of the rights and services provided to Client under this Agreement, Client shall pay Provider the fees set forth in Exhibit C (“Schedule of Fees and Terms of Payment”) when due. Provider reserves the right to suspend the Service and access to the Applications in the case any fees payable under Exhibit C are more than thirty (30) days overdue.

6. Confidentiality. The Recipient agrees that, at all times during the Term of this Agreement and after its termination, it shall keep in strict confidence and trust all Confidential Information created and/or developed by the Disclosing Party, and it will not, nor permit any other person or entity to, disclose, copy, reproduce, transmit or otherwise use the Disclosing Party’s Confidential Information, except as expressly authorized by this Agreement or the written consent of the Disclosing Party and to the extent necessary for performance of this Agreement. Each Recipient shall make all commercially reasonable efforts to maintain the confidentiality of the Disclosing Party’s Confidential Information and in no event shall the Recipient use a lesser standard of care than that which it uses to safeguard the confidentiality of its own confidential information. Each Recipient agrees that it will disclose Confidential Information only to those of its employees and contractors who need to know such information and who have previously agreed to be bound by the non-disclosure terms and conditions of this Agreement or a similar non-disclosure agreement. However, the Recipient bears no responsibility for safeguarding the Confidential Information of the Disclosing Party that Recipient can show is: (i) publicly available prior to disclosure; (ii) already in the Recipient’s possession and not subject to an obligation of confidentiality; (iii) obtained by the Recipient from a third party without restrictions on disclosure; or (iv) entirely independently developed by the Recipient without any reference to the Confidential Information of the Disclosing Party. The foregoing prohibition on disclosure of Confidential Information shall not apply to the extent certain Confidential Information is required to be disclosed by the Recipient by order of a court or as a matter of law, including, without limitation, any voluntary filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, provided that the Recipient uses reasonable efforts to provide the Disclosing Party with prior notice of such obligation to disclose and either reasonably assists in obtaining a protective order therefor or reasonably considers any requests for confidential treatment of such Confidential Information by the Disclosing Party.

7. Ownership.

7.1 Client. Subject to the licenses granted herein, Client retains all worldwide right, title and interest in and to the Intellectual Property Rights embodied in the User Information and Client’s Confidential Information.

7.2 Provider. Subject to the limited license set forth in Section 3.2(a), Provider and its licensors retain all worldwide right, title and interest in and to all Intellectual Property Rights embodied in all software, materials and Provider Confidential Information made available to Client via the Internet or otherwise, in connection with the Service, including without limitation, the Applications (both object and source code), Documentation, and any and all improvements, derivative works, updates, and modifications thereto, whether or not made in conjunction with this Agreement.

8. Data Collection. Provider shall have the right to utilize data capture, syndication, and analysis tools, and other similar tools, to extract, compile, synthesize, and analyze any non-personally identifiable data or information resulting from Client’s use of the Service and Applications (“Blind Data”). To the extent that any Blind Data is collected by Provider, such Blind Data shall be solely owned by Provider and may be used by Provider for any lawful business purpose without a duty of accounting to Client, provided that the Blind Data is used only in an aggregated form, without specifically identifying the source of the Blind Data.

9. Term and Termination.

9.1 Term. Unless earlier terminated as provided below, this Agreement shall commence as of the Effective Date and remain in effect for a period of five (5) years (“Initial Term”). The Initial Term shall be automatically renewed for successive one (1) year periods (“Renewal Terms”), unless either party indicates its intention not to renew the Agreement prior to ninety (90) days prior to the end of the Initial Term or any Renewal Term, as the case may be. The Initial Term and any Renewal Term shall be collectively referred to as the “Term.”Upon renewal, the fees for the Service shall be adjusted as described in Exhibit C.

9.2 Termination For Cause. This Agreement may be terminated at any time during the Term immediately by either party: (i) upon the breach by the other party of any of such other party’s obligations hereunder, which breach has not been cured within thirty (30) days after the breaching party has received written notice thereof; (ii) if all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, a proceeding is commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days, or the other party is adjudged bankrupt; or (iii) upon written notice if Client (a) fails to make the payments specified under Section 5 when due for a second time in any calendar year or (b) violates the restrictions in Sections 3, 6 or 7. Upon any termination of this Agreement by Provider due to breach by Client, Client shall pay Provider 50% of the then remaining base fees due in the Initial Term or any applicable Renewal Term.

9.3 Effect of Termination. Upon termination of this Agreement for any reason, any amounts owed to Provider under this Agreement before such termination will be immediately due and payable, all licenses granted herein shall immediately terminate, and each party shall return to the other, or purge from its electronic or other storage facilities or records, all property (including any Confidential Information) of the other party in its possession or control. Except as provided for in Exhibit D of the Agreement, Provider will promptly cease performing the Service and all Client and Named User access to the Service shall be immediately suspended. Provider will discontinue all use of the User Information and, subject to the terms of this Section 9.3, destroy all copies thereof in its possession. Client may request at any time and receive from Provider, within five (5) days of such request, a text file copy of all User Information (but not including Applications) in a CD-ROM or other format reasonably acceptable to Client and in an “as is and with all faults” condition. Provider shall be permitted to keep a backup copy of such User Information, which shall be destroyed upon confirmation of the receipt by Client of the CD-ROM or other format described in the preceding sentence and in any event one week after such CD-ROM is shipped to Client by Provider. Provider, at its sole discretion, may refuse any requests from Client to modify, edit or alter the User Information. The following Sections shall survive the termination or expiration of this Agreement: 1, 6, 7, 8, this 9.3, 10, 11, 12, 13 and 14 (to the extent applicable to such Sections).

10. Limited Warranty. Provider will use commercially reasonable efforts to perform the Service in a professional and workmanlike manner. The Applications shall perform substantially in accordance with their intended purpose as set forth in the Documentation. Notwithstanding the foregoing, Provider makes no representation as to the interoperability of the Applications or Service with any third parties’ systems. Under no circumstances will Provider be liable for any damage or loss resulting from a cause over which Provider does not have control, including, without limitation, failure of electronic or mechanical equipment or communications lines, telephone or other interconnect problems, general inoperability of the internet, unauthorized access, theft, operator error, severe weather, earthquakes, and strikes or other labor problems. Provider’s sole obligation, and Client’s exclusive remedy, for any failure, defect, inaccuracy or interruption in the Service, or breach by Provider of the limited warranty set forth in this Section 10, shall be that Provider will use commercially reasonable efforts to restore the Service and access to the Applications as soon as reasonably possible and/or to cure such breach. If in Provider’s sole judgment, restoring access and/or curing such breach is not commercially feasible, Provider may credit Client for Service Fees (as defined in Exhibit C) during the affected period of time, in proportion to the extent such Service was impaired, and may thereafter cancel this Agreement without further obligation or liability to Client.

11. Disclaimer. Except as expressly set forth in Section 10 or Exhibit D, the Applications, Documentation, Service, and all other data and materials made available via the internet or otherwise provided to Client in connection with this Agreement by Provider and its suppliers are provided “AS IS” and “AS AVAILABLE,” without representations or warranties of any kind. PROVIDER AND ITS SUPPLIERS MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF QUIET ENJOYMENT, NON-INFRINGEMENT, OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. PROVIDER DOES NOT WARRANT THAT THE SERVICES WILL BE PROVIDED ERROR-FREE, UNINTERRUPTED, SECURE, OR VIRUS-FREE. WITHOUT LIMITING THE FOREGOING, PROVIDER MAKES NO REPRESENTATION OR WARRANTIES OF ANY KIND WITH RESPECT TO THE THIRD PARTY COMPONENTS OF THE APPLICATIONS OR SERVICES. TO THE EXTENT PROVIDER MAY NOT AS A MATTER OF LAW DISCLAIM ANY WARRANTY, THE PARTIES AGREE THAT THE SCOPE AND DURATION OF ANY SUCH WARRANTY SHALL BE THE MINIMUM PERMITTED UNDER APPLICABLE LAW. Neither Provider, nor its third-party service or software providers, shall have any liability whatsoever for the accuracy, completeness, or timeliness of the User Information, or for any decision made or action taken by Client in reliance upon any User Information. The parties agree and acknowledge that Provider shall in no event be held responsible for any problems with the Service attributable to the public Internet infrastructure or Client’s ability to be connected to the Internet.

12. LIMITATION OF LIABILITY.

12.1 EXCEPT FOR LIABILITY DUE TO BREACH OF SECTION 6 OR LIABILITY UNDER SECTION 13, NEITHER PARTY (OR PROVIDER’S SUPPLIERS) WILL BE LIABLE FOR SPECIAL, INCIDENTAL, DIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, DAMAGES THAT RESULT FROM INTERRUPTED COMMUNICATIONS, LOST DATA, OR LOST PROFITS, OR DAMAGES THAT RESULT FROM INCONVENIENCE, DELAY OR LOSS OF USE OF ANY INFORMATION OR DATA OR OF THE APPLICATIONS OR SERVICE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

12.2 Except for liability due to claims arising from breach of Section 6, or liability under Section 13, neither party’s liability related to this Agreement shall exceed the amounts actually paid to Provider by Client in the twelve (12) month period immediately preceding liability hereunder.

12.3 Client acknowledges that Provider has set its prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and limitations on damages set forth in this Agreement, and that the same form an essential basis on the bargain between parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

13. Indemnity.

13.1 By Provider. Subject to the provisions of Section 12.1, Provider shall defend, indemnify and hold harmless Client, its officers, directors, employees, agents and representatives against any losses, costs damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) arising from third party claims that the Service (or Client’s use thereof) infringes any patent, copyright, trademark, trade secret or other proprietary right or right of confidentiality of any third party. Provider’s obligation shall not extend to a claim based on any alleged infringement arising from any: (a) third party component of the Service; (b) additions, changes or modifications to any Application by or on behalf of Client; (c) incorporation of the Service or any Application or any component thereof into any other product or process; or (d) use of the Service or any Application other than as permitted by this Agreement. Should the Service or any Application become, or in Provider’s opinion be likely to become, the subject of any such suit or action for infringement or if Client is enjoined from using the Service, Provider shall, at Provider’s option and expense, procure for Client the right to continue using the Service or component thereof, or replace or modify such Service or component thereof, so that it becomes non-infringing. If in Provider’s sole judgment, such procurement, replacement or modification is not commercially feasible; Provider may cancel this Agreement subject to damages caused to Client; such damages not to exceed the amounts actually paid to Provider by Client in the twelve (12) month period immediately preceding liability hereunder. This Section states Provider’s entire liability for infringement claims relating to the Service or any Application. This Section 13.1 states Provider’s sole liability and Client’s sole remedy for any infringement claims.

13.2  By Client. Subject to the provisions of Section 12.1, Client shall defend, indemnify and hold harmless Provider, its officers, directors, employees, agents and representatives from and against any and all losses, costs, damages, liabilities or expenses (including, without limitation, reasonable attorney’s fees) incurred or arising from any claim by a third party arising out of: (i) breach of this Agreement by Client; and (ii) User Information.

13.3  Procedure. The indemnifying party’s indemnification obligations under this Section are conditioned upon the indemnified party: (a) giving prompt notice of the claim to the indemnifying party; (b) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party’s prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of or, result in any ongoing material liability to the indemnified party); and (c) providing reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, assistance in the defense or settlement of the claim.

14. GENERAL PROVISIONS.

14.1  Independent Contractors. Provider shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a partnership, principal-agent or employment relationship between the parties. Neither party shall take any action or permit any action to be taken on its behalf which purports to be done in the name of or on behalf of the other party and shall have no power or authority to bind the other party or to assume or create any obligation or responsibility, express or implied, on the other party’s behalf or in its name, nor shall such party represent to any one that it has such power or authority.

14.2  Assignment. Client shall not assign, delegate, or subcontract any portion of its rights, duties, or obligations under this Agreement without the prior written consent of Provider, which such consent shall not be unreasonably withheld, and any attempt to do so shall be void. Notwithstanding the preceding sentence, Client may assign its rights under this Agreement to its affiliate, with notice to, but without the prior consent of, Provider; provided that Client remains obligated under the terms of this Agreement. Client agrees that Provider may subcontract certain of the Services to be performed in connection with this Agreement; provided that any such subcontracting arrangement will not relieve Provider of any of its obligations hereunder. In addition, Provider may assign this Agreement, including its rights and duties hereunder.

14.3  Compliance With Laws. Client represents and warrants that it will comply with all applicable federal, state, and local laws and regulations, and communications common carrier tariffs, and use the Service solely for lawful purposes. Provider reserves the right to take all actions, including termination of the Service, which it believes necessary to comply with applicable laws, regulations, and tariffs. Provider agrees to provide service that is compliant with applicable State and Federal laws and regulations.

14.4  Entire Agreement; Waiver. The parties agree that the terms set forth in Exhibit D attached to this Agreement shall be in addition to, and if so specified in Exhibit D in lieu of, those terms set forth in this Agreement. This Agreement, Exhibits A, B, C, and D attached hereto, and any Deployment Plan related to this Agreement sets forth the entire understanding and agreement of the parties, and supersedes any and all prior or contemporaneous oral or written agreements or understandings between the parties, as to the subject matter of the Agreement. This Agreement may be amended, modified or changed only by a writing signed by both parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

14.5  Force Majeure.  If performance hereunder (other than payment) is interfered with by any condition beyond a party’s reasonable control, the affected party, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such condition. Each party acknowledges that web site operations may be affected by numerous factors outside of a party’s control.

14.6 Governing Law. This Agreement will for all purposes be solely and exclusively governed, construed and enforced in accordance with the laws of the State of New York (without regard to the conflicts of law provisions thereof other than Section 5-1401 of New York's General Obligations Law). Both parties submit to personal jurisdiction in the federal and state courts located in New York County, State of New York, and further agree that any and all claims and controversies arising out of this Agreement that cannot be amicably resolved by the parties shall be brought solely and exclusively in a court in New York County, State of New York.

14.7 No Implied Licenses. There are no implied licenses under this Agreement, and any rights not expressly granted hereunder are reserved. Neither party shall exceed the scope of the licenses granted hereunder.

14.8 Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, overnight courier, confirmed facsimile, confirmed email, or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with an overnight courier, five (5) days after deposit in the mail, or upon confirmation of receipt of facsimile or email. Notices will be sent to a party at its address set forth on the first page of this Agreement or such other address as that party may specify in writing pursuant to this section.

14.9 Severability. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision.

[THIS SPACE INTENTIONALLY LEFT BLANK]

Authorized representatives of Client and Provider have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

Client:

Pinnacle Trust Co., LTA

Signature: /s/ LINDA HALCOMB

Print Name: Linda Halcomb

Title: Director - Operations

Date: May 27, 2005

Provider:

INNOVEST SYSTEMS, LLC

Signature: /s/ W. THOMAS

Print Name: W. Thomas

Title: Chief Executive Officer

Date: May 27, 2005

EXHIBIT A
APPLICATIONS

SOFTWARE:

InnoTrust Trust Accounting & Reporting System.

DOCUMENTATION:

InnoTrust User Manual

MINIMUM CONFIGURATION:

Microsoft Internet Explorer version 5.5 or higher and access to the public Internet.

NORMAL BUSINESS HOURS:

For purposes of this Agreement, “normal business hours” means Monday through Friday from 7:00 a.m. to 7:00 p.m., Eastern Standard Time, excluding holidays observed by the closing of the Federal Reserve Banks and Branches (as set forth on the -Federal Reserve Board’s Web Site at - http://www.ny.frb.org/welcome.html, as updated from time to time.

TRAINING:

1. 3-day InnoTrust training session.
2. 3-day pre-production walkthrough
3. Training, as reasonably required, specific to any particular application or service upgrade.

TECHNICAL SUPPORT:

Provider will provide a contact for requests for inquiries related to the Service (the “Help Desk”.) During Normal Business Hours, the Help Desk will be accessible via a toll-free number and will be the primary means of support for systems and service related issues encountered by Client. Any calls received by the Help Desk during Normal Business Hours will be returned within 30 minutes of receiving such call. During hours other than Normal Business Hours, Provider will provide a pager number and/or a cellular phone number for Client’s use. Calls received during hours other than Normal Business Hours by the Help Desk will be returned within 2 hours of Provider’s receiving such call.

EXHIBIT B
NAMED USERS

To be determined.

EXHIBIT C

SCHEDULE OF FEES AND TERMS OF PAYMENT

Client agrees to pay to Provider the Base Fees and Asset Fees with respect to the Service, as follows:

The total fee comprises a base service fee per annum (the “Base Fee”), plus a variable basis point fee (the “Asset Fee”) assessed on the dollar amount of assets under Client’s administration (the “Asset Base”). Client shall pay all sales and use or similar taxes.

▪	The Base Fee will be $6,250 per month.

▪
The Asset Fee will be waived on the first $ 1 billion of assets under administration. In the event assets held on the system exceed $1 billion in market value, 1 basis point for such assets in excess of $1 billion.

The Base Fee and any Asset Fee are payable in 12 monthly installments, each installment equal to 1/12 of the then applicable fees as calculated per above, on the 15th day of each calendar month, (or the succeeding business day if such 15th day falls on a weekend or holiday as observed by the closing of the Federal Wire Transfer System).

For purposes of determining the Asset Fee, the Asset Base will be measured on the 1st business day of each calendar quarter and the Asset Fee shall remain constant until the Asset Base is re-measured at the beginning of the following calendar quarter.

In addition to the annual fee, Provider will charge a one-time implementation fee. Implementation expenses will be billed at $1,000 per day.

▪	Provider estimates the implementation fee will not exceed $65,000.

Provider will pass-through to Client the cost of obtaining securities pricing, corporate action announcements, the printing and mailing of customer statements, and other charges imposed by third party service vendors (e.g. tax reporting providers).

EXHIBIT D

ADDITIONAL TERMS

This Exhibit D sets forth those terms that are in addition to, and if so specified in this Exhibit D in lieu of, the terms set forth in the body of this Agreement, as follows:

A. Data Backup. Clients’ User Information will be backed-up nightly to tape. Tape backups will be moved to a secure offsite storage facility one day after their creation. Tape backups will be kept on site for one day to provide for their immediate retrieval in order to effect recovery of Client User Information in the even of loss, corruption or other similar event or circumstances. Backups will be sent to no less than two offsite locales.

B.  Rights At Termination. In addition to the rights and obligations upon termination set forth in Section 9.3, the parties agree that, in the event of termination or expiration of this Agreement for any reason, and upon the request of Client, Provider shall be obligated to cooperate with Client in effecting the orderly transfer of any User Information to a third party designated by Client (the “Termination Assistance”). Termination Assistance will be provided for ninety (90) days prior to and up to thirty (30) days after the date of expiration or termination at Provider’s standard consulting rates.

C. Source Code Escrow. Provider and Client agree that, at Client’s request and expense, promptly after execution of this Agreement by the parties, Provider and Client shall enter into a source code escrow agreement (“Escrow Agreement”) with DSI Technology Escrow International (“Escrow Agent”) whereby Provider will promptly deposit the Source Code with Escrow Agent (“Source Code Deposit”). The Escrow Agreement shall provide that the Source Code Deposit shall be updated periodically during the term of the Agreement if and when Provider makes available to Client any updates or upgrades to the Applications. The Escrow Agreement shall provide that in the event that either (i) Provider ceases to do business involving the Service or the Applications in the ordinary course or (ii) Provider files a petition or is the subject of an involuntary petition under the U.S. Bankruptcy Act or any state insolvency law that is not dismissed within ninety (90) days of filing that in either case would result in the liquidation of Provider (i.e.: Chapter 7 or conversion to Chapter 7), Client may request in writing that Escrow Agent release the Source Code Deposit to Client. Client may only use the Source Code Deposit to generate and install executable code of the Applications on equipment under Client’s direct control and permit access to such Application (in executable code only) by the Named Users for the remainder of the Term of this Agreement in accordance with the terms and conditions of this Agreement. Upon execution, the Escrow Agreement shall remain in effect for a period co-terminus with this Agreement. For purposes of this Exhibit D, "Source Code" means (a) one (1) printed copy of a listing of the source language code (human-readable program instructions) for the then current version of the Applications; (ii) one (1) copy on magnetic medium of the source language code for the then current version of the Applications; and (iii) any readily available documentation (technical or otherwise) that would enable a reasonably skilled computer programmer or analyst of Client to maintain and support the then current version of the Applications without the aid of Provider.

D. Service Level Agreement.

In lieu of the warranty set forth in Section 10, Provider and Client agree to the following service level agreement (“SLA”):

1.	Definitions. The following definitions shall apply to this SLA:
a)	“ASP Equipment” means the hardware in the Direct Control of Provider that is used to provide the Service via Provider’s Web Site.
b)	“Direct Control” means within the sole possession of a party, with attendant rights to control or manage.

c)	“Normal Business Hours” means the times set forth in Exhibit A to the Agreement.
d)	“System” means the ASP Equipment, Applications and Third-Party Components within the Direct Control of Provider.
e)
“Third-Party Components” means the (i) third-party wireless communications and landline communications technology, (ii) third-party equipment, software and services, and (iii) items within the public domain used by Provider in providing the Services.

All other definitions used in this SLA shall have the meaning as set forth in the Agreement.

2.
Routine Maintenance. Provider will use commercially reasonable efforts to ensure proper backups and maintain the System with a high level of quality and performance consistent with industry standards and within the limits of the technology embodied in the System. Provider reserves the right to conduct routine backup, maintenance, software updates, equipment upgrades and other activities at the times during a day that it deems appropriate and necessary without penalty. Provider will make every effort to schedule regular maintenance and updates during times other than Normal Business Hours. Should the Provider find it necessary to make changes during Normal Business Hours, Provider will inform Client contact at least thirty (30) minutes before any necessary period of unavailability during Normal Business Hours by telephone or email. When possible, Provider will provide alternative access to the Applications during Normal Business Hours when necessary actions require temporarily terminating availability to the ASP Equipment. Provider is not obligated to inform Client of a necessary period of unavailability during work hours other than Normal Business Hours. Provider reserves the right to restrict access during periods of routine backup, maintenance, and other activities outside Normal Business Hours. Except in the event that an upgrade is necessary to correct a defect in the Applications, Provider shall provide Client no less than 48 hours notice prior to effecting any upgrade to the Applications. Provider will provide detailed information and training if necessary on any material changes to the Service.

3.
Defect Notification and Correction. In such cases as Client discovers a defect in the Applications, Client will notify Provider via a call to the Help Desk. During Normal Business Hours, Provider will acknowledge receipt of such notification within 30 minutes. During Hours other than Normal Working Hours, Provider will acknowledge receipt of such defect notification within 2 hours. Upon receiving such notification, Provider will undertake to correct such defect, or provide a mutually agreeable workaround, within the same business day. In such cases as it is necessary to modify the Applications to correct a defect in the Applications, Except in the case Client agrees to waive such notice, Provider shall provide no less than 3 hours notice prior to effecting any such upgrade.

4.
System Availability Levels. Provider will make the Applications available to Client through the System no less than 99.5% during Normal Business Hours, and no less than 95% during work hours that are not Normal Business Hours (the “System Availability Levels”).

a)
In the event that the Applications are not available to Client through the System, Provider will make commercially reasonable efforts to restore access within the constraints of the situation under the following procedure: In the event the Applications are not available to Client through the Provider’s Web Site, Client will promptly contact Provider to report the event. In response to a report of a loss of availability event, Provider will: (1) collect information from Client in order to define the event and begin an investigation into the cause, (2) utilize Provider and other resources as appropriate to investigate the cause, (3) report results of its investigation to Client, and (4) take timely action to facilitate the correction of the event if the cause is within Direct Control of Provider, or if the cause is outside the Direct Control of Provider, Provider will advise Client on a course of action within the parameters of the event, and when appropriate and feasible, will assist Client in affecting a resolution.

b)
In the event of a telecommunications outage affecting access to the System during Normal Business Hours, Provider will report the outage to the designated Client contact on file. Provider will contact Client within thirty (30) minutes of discovering the outage or the required scheduling of an event that will temporarily interrupt access or processing by the Named Users. An estimate of the approximate length of the interruption will be communicated, if it is known. Communication will be attempted first by email, and second by telephone. Provider is responsible only for making a commercially reasonable effort to communicate with Client’s designated contact.

5.
Remedies. Upon Client’s request, Provider will provide a credit to Client if the System Availability Level falls below the percentages indicated above during a calendar month; provided that Client properly reports the lack of availability during such calendar month to Provider in accordance with its standard reporting procedures. In such event, Client’s account will be credited for the monetary equivalent of twice the unavailable time period. Client will have the right to terminate this Agreement with Provider upon thirty (30) days prior written notice in the event that the Service Availability Levels are not met by Provider for three (3) consecutive weeks, or more than six (6) times in a any six (6) calendar month period. THE FOREGOING REPRESENTS THE SOLE AND EXCLUSIVE REMEDIES TO CLIENT AND SOLE LIABILITY OF PROVIDER FOR FAILURE OF PROVIDER TO MEET THE SYSTEM AVAILABILITY LEVELS SET FORTH ABOVE.

6.
Disclaimers. Given the nature of the System, there are many factors outside the Direct Control of Provider that may affect the System Availability Levels, including but not limited to failures or difficulties with Third-Party Components employed by Provider outside its Direct Control, and other equipment or software of Client. Provider cannot and will not be responsible for loss of User Information associated with the failure of the ASP Equipment, the Application or Third-Party Components employed in providing the Services. FURTHERMORE, PROVIDER DOES NOT AND CANNOT WARRANT THAT THE SYSTEM WILL OPERATE UNINTERRUPTED NOR THAT IT WILL BE FREE FROM MINOR DEFECTS OR ERRORS, WHICH DO NOT MATERIALLY AFFECT ITS PERFORMANCE, NOR THAT THE APPLICATIONS CONTAINED IN THE SYSTEM ARE DESIGNED TO MEET ALL CLIENT'S BUSINESS REQUIREMENTS. PROVIDER WILL NOT BE LIABLE FOR ANY AMOUNT, REGARDLESS OF THE BASIS OF THE CLAIM, EXCEEDING THE PRICE ACTUALLY PAID BY CLIENT ATTRIBUTABLE TO THE SERVICES AT ISSUE. IN NO EVENT WILL PROVIDER BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL THEORY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST SAVINGS, LOST PROFIT, LOST DATA OR BUSINESS INTERRUPTION) EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY, ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS SLA.